EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (and any further amendment filed by them) with respect to the Common Stock, par value $0.01 per share, of Shiloh Industries, Inc., a Delaware corporation.

Dated: March 17, 2014

THEODORE K. ZAMPETIS IRREVOCABLE TRUST, CONSTANTINE T. ZAMPETIS & CALLIE ANN ZAMPETIS-BUDMAN, CO-TRUSTEES

By:	/s/ Constantine T. Zampetis
Constantine T. Zampetis, Co-trustee

By:	/s/ Callie Ann Zampetis-Budman
Callie Ann Zampetis-Budman, Co-trustee

PENTASTAR INVESTMENTS LLC

By:	/s/ Constantine T. Zampetis
Name:	Constantine T. Zampetis
Title:	Co-Manager